Exhibit 10.1
Monday, September 18, 2006
Glenn Kermes
713 5th Avenue South
Escanaba, MI 49829
Dear Glenn:
On behalf of Winland Electronics, Inc., I am pleased to offer you an opportunity to join our organization as a Chief Financial Officer, reporting to Lorin Krueger, President/CEO. Presuming you accept our offer, we would like you to begin on October 2, 2006.
Your starting annual salary will be $135,000.00, paid bi-weekly at a rate of $5,192.31. The Chief Financial Officer position is classified as an “Exempt” position, and therefore, not eligible for overtime compensation. Based on the achievement of pre-determined goals (to be mutually agreed upon by you and the CEO and completed or satisfied by Dec. 31, 2006), you will be eligible to earn up to an additional $10,000 gross incentive. You will also be eligible for an additional incentive of up to 20% of your base salary, based upon the company meeting Board of Directors’ approved performance guidelines. This incentive is not guaranteed and must be released by both the Board of Directors and the President/CEO, with exact award amount determined by the President/CEO. As an officer, you will also be awarded 36,000 stock option shares, with the strike price in effect on your first day of employment (Oct. 2, 2006). These options will vest at 20% per year to be fully vested in five years.
A relocation package (including up to one month’s temporary housing in the Mankato area) will be provided for reasonable relocation expenses by a moving company pre-approved by Winland Electronics. All moving expenses must be approved by the CEO prior to the move. Please see the attached Relocation Package Agreement for details.
Your initial Paid Time Off (PTO) accrual will be at the rate of 10.667 hours per month, which will be prorated for the remainder of this year. Additional benefits under Winland’s Employee Benefit Program are described in the enclosed Benefits Summary.
If you are to accept employment at Winland Electronics, Inc., it shall be in an “at-will” capacity, meaning that either the employee or the Company may terminate the relationship at any time with the understanding that neither party has the obligation to base the decision on any reason other than intent not to continue the employment relationship.
This offer of employment is contingent upon the successful completion of Winland’s pre-employment drug screening process. Please see the attached Drug and Alcohol Testing Policy. Acceptance of all terms outlined in the Employment Agreement is also required as a part of this offer; the agreement will be approved by the Compensation Committee and presented to you. This agreement will have the standard non-competition and intellectual property clauses. A basic draft is attached; note, this is not the final agreement being offered.
Please return this letter, signed drug policy acknowledgements and employment agreement on or before Tuesday, September 26, 2006 to indicate your acceptance and understanding.
If you have questions about the position or our benefits package, please contact me at 507-386-4170. We look forward to having you as part of the Winland team!
Sincerely,

/s/ Holly Jones Holly Jones, SPHR Human Resources Manager Winland Electronics, Inc. hejones@winland.com 507-386-4170	/s/ Glenn Kermes Acceptance Signature	September 26, 2006 Date
Enc.
Relocation Package Agreement
Drug and Alcohol Testing Policy
Employment Agreement, Non-Competition & Confidentiality Agreement

Winland Electronics, Inc.
Relocation Package Agreement

Employee:	Glenn Kermes

Start Date:	October 2, 2006

A relocation package of approximately $9,000 (net) will be paid directly to the pre-approved providers listed below. Payment will be made once move is complete. Expenses listed are an estimate; final cost will be determined upon completion of service. All moving expenses must be pre-approved by the President/CEO.
Relocation Expenses:
•	Up to One Month Stay at Grandstay Executive Suites, Mankato $1737

•	Full service moving expenses, Mayflower Corporation, estimated $7,000
If the employee voluntarily leaves Winland Electronics, Inc. before completing one year of service, he/she may be subject to reimbursing Winland Electronics, Inc. for a pro-rated amount of the relocation payment.
Winland Electronics, Inc. may elect to net any reimbursement due against undistributed funds owed to the employee upon termination.
The employee’s signature below is:
•	Confirmation of understanding of this agreement.

•	Authorization to deduct these funds.

Signature:

Date: